Pricing Supplement Number 1, dated December 14, 1998              Rule 424(b)(3)
(To Prospectus dated December 7, 1998 and      File Nos. 333-00801 and 333-66981
Prospectus Supplement dated December 8, 1998)                  CUSIP:  86732PAD0

                           SUNDSTRAND CORPORATION
                     MEDIUM-TERM NOTES - FLOATING RATE NOTE
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--------------------------------------------------------------------------------------
PRINCIPAL AMOUNT:   $70,000,000.00            INITIAL INTEREST RATE:  5.84938%
--------------------------------------------------------------------------------------
AGENTS DISCOUNT OR COMMISSION:   $105,000.00  STATED MATURITY DATE:  MARCH 15, 2000
--------------------------------------------------------------------------------------
NET PROCEEDS TO ISSUER:  $69,895,000.00       ORIGINAL ISSUE DATE:   DECEMBER 17, 1998
--------------------------------------------------------------------------------------

CALCULATION AGENT:  The First National Bank of Chicago

INTEREST CALCULATION:
  X  Regular Floating Rate Note                 Floating Rate/Fixed Rate Note
----                                       ----
     Inverse Floating Rate Note                 Fixed Rate Commencement date:
----
     Fixed Interest Rate:     %                 Fixed Interest Rate:     %
                          ----                                       ----
     Other Floating Rate Note (see attached)
----

INTEREST RATE BASIS:
     CD Rate                 Federal Funds Rate                Treasury Rate
----                    ----                              ----
     Commercial
     Paper Rate           X  LIBOR                             11th District Cost of Funds
----                    ----                              ----
     CMT Rate                Prime Rate                        Other (see attached)
----                    ----                              ----

           If LIBOR:    Designated LIBOR Page:                 LIBOR Reuters, Reuters Page:
                                                          ----                                ----
                                                           X   LIBOR Telerate, Telerate Page:  3750
                                                          ----                                 ----
                        Designated LIBOR Currency:  U.S. dollars

           IF CMT Rate: Designated CMT Maturity Index:
                                                          ----
                        Designated CMT Telerate Page:
                                                          ----

INITIAL INTEREST RESET DATE:  March 15, 1999                          SPREAD (+/-):   + 0.63%
INTEREST RESET DATES:  Each March 15, June 15, Sept 15, and Dec 15    SPREAD MULTIPLIER:    not applicable
INTEREST PAYMENT DATES: Each March 15, June 15, Sept 15, and Dec 15   MAXIMUM INTEREST RATE:    not applicable
INDEX MATURITY:   3-month                                             MINIMUM INTEREST RATE:    not applicable

DAY COUNT CONVENTION:

 X   Actual/360 for the period from  December 17, 1998 to March 15, 2000
----
     Actual/Actual for the period from
----
     30/360 for the period from
----

REDEMPTION:

 X    The Notes cannot be redeemed prior to the Stated Maturity Date.
----
     The Notes may be redeemed prior to the Stated Maturity Date.
----
       Initial Redemption Date: not applicable

       Initial Redemption Percentage:      %
                                      ----
       Annual Redemption Percentage Reduction:      % until Redemption
                                               ----
        Percentage is 100% of the Principal Amount

OPTIONAL REPAYMENT:

 X    The Notes cannot be repaid prior to the Stated Maturity Date
----
     The Notes can be repaid prior to the Stated Maturity Date at the option of ---- the holder of the Notes
       Optional Repayment Dates: not applicable
       Repayment Price:       %

CURRENCY:
   Specified Currency:  U.S. dollars
     (If other than US dollars, see attached)
   Minimum Denominations:   not applicable
     (Applicable only if Specified Currency is other than US dollars)

ORIGINAL ISSUE DISCOUNT:       Yes        X   No
                          ---            ---
   Total amount of OID: not applicable
   Yield to Maturity: not applicable
   Initial Accrual Period: not applicable

FORM:   X  Book Entry               Certificated
       ---                      ---

AGENTS: X  Merrill Lynch & Co.                      X  First Chicago Capital
       ---                                         ---  Markets, Inc.

        X  NationsBanc Montgomery Securities LLC       Other:
       ---                                         ---

AGENTS ARE ACTING IN THE CAPACITY AS INDICATED BELOW:

    As Agent:  The Notes are being offered at a fixed initial offering price
---  of      % of Principal Amount
        ----

 X  As Principal:
---
    X The Notes are being offered at varying prices related to prevailing --- market prices at the time of resale.

       The Notes are being offered at a fixed initial public offering price of
   ---       % of the principal amount.
        ----

OTHER PROVISIONS:
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        The Agents have agreed to purchase, severally and not jointly, the following aggregate principal amount of the Medium-Term Notes set forth opposite their names below:

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                                                             Principal Amount of
                                                             --------------------
               Name                                          Medium-Term Notes
               ----                                          --------------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................  $45,500,000

First Chicago Capital Markets, Inc.............................   12,250,000

NationsBanc Montgomery Securities LLC..........................   12,250,000
                                                                 -----------

        Total..................................................  $70,000,000
                                                                 ===========

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